Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is effective as of 20th of September, 2024 by and between Babcock & Wilcox Enterprises, Inc., a Delaware corporation having an office at 1200 E. Market Street, Suite 650, Akron, OH 44305 (hereinafter called “B&W” or the “Company”) and OpenSky, LLC, an independent contractor with offices at 3939 Fordham Rd NW, Washington DC 20016 (hereinafter called the “Consultant”).

WHEREAS B&W wishes to engage the services of the Consultant as specified herein, and the Consultant is ready, willing and able to undertake the rendition of such services under the terms and conditions set forth in this Agreement:

NOW, THEREFORE, the parties agree as follows:

1.	Description of Services; Non-exclusivity - Consultant shall furnish advice, consultation and related services of Kenneth Young as the Company’s Chief Executive Officer (the “CEO”) reporting to the Company’s Board of Directors (the “Board”). Consultant shall perform all duties and functions customarily performed by the CEO of a business of the size and nature similar to that of the Company and such other duties that may be assigned to the CEO by the Board from time to time (collectively, the “Services”). The Consultant may provide management consulting services to other entities, continue to work for B. Riley Financial, Inc. and its subsidiaries, and to serve as a member of the board of directors for certain companies

2.	Relationship of Parties - Consultant is an independent contractor and shall not be deemed an employee of B&W. Nothing contained in this Agreement shall be deemed or construed to create the relationship of a partnership or a joint venture between the parties. The Company is interested only in the results to be achieved from the relationship with Consultant under this Agreement, and the manner and means of conducting and controlling the work will be solely and exclusively the prerogative of the Consultant; provided, however, that the work contemplated by this Agreement must meet the approval of the Company and shall be subject to the Company’s general right of inspection to secure the satisfactory completion of the work. Since the Consultant is not an employee of B&W, he is not entitled to participate in any of B&W’s employee benefit plans or other programs; and Consultant shall pay for and be responsible for his own payroll taxes and employee benefits. Consultant hereby waives participation in each and every B&W employee benefit plan and program (including, without out limitation, both on a prospective and retroactive basis should it be determined that Consultant’s classification as ineligible is erroneous, is changed or is retroactively revised (which could occur, without limitation, if it is determined that Consultant is or was an employee)).

3.	Compensation –

3.1	As full compensation for the Services rendered by Consultant pursuant to this Agreement, B&W shall pay the Consultant a fee in the annual amount of $800,000, one-twelfth (1/12th) of which (which the parties agree is $66,666.67) will be accrued each month during the Term (as defined below), and will be paid monthly in advance by the fifth day of each calendar month. Consultant shall be entitled to receive other compensation as the parties determine to be reasonable and appropriate.

3.2	On or immediately following the effective date of this contract the Consultant shall receive a signing bonus from the Company in the total amount of $800,000 (the “Signing Bonus”). If Consultant’s agreement is terminated for cause (defined as the Consultant has been convicted of or pled guilty to moral turpitude, violated the Company’s policies on non-discrimination and/or harassment, has willfully failed to comply with any other material Company policy that has been provided or made available to the Consultant) or voluntarily by Consultant before the 3 year anniversary of the Commencement Date (defined below) of this agreement, Consultant shall repay to the Company a prorated amount calculated based on the number of months that have passed since the date of the Signing Bonus. Such payment shall be made by the Consultant immediately following any such agreement termination.

3.3	B&W shall reimburse the Consultant for all reasonable out-of-pocket costs and expenses incurred by the Consultant in connection with the performance of the Services subject to and in accordance with the Company’s expense reimbursement policies as in effect from time to time and as applicable to other Company officers. Prior to and in order to be reimbursed, the Consultant shall submit an expense report in B&W’s format to B&W’s Authorized Representative for approval.

3.3	Since the Consultant is not an employee of B&W for any purpose, this includes for purposes of withholding, taxes, workers’ compensation, and unemployment compensation, B&W shall not deduct from any amounts paid to the Consultant pursuant to this Agreement any federal, state, local, or other taxes of any kind or nature. The Consultant agrees and acknowledges that the Consultant will be solely responsible for paying any applicable taxes on compensation received under this Agreement, including Social Security taxes. The Consultant shall indemnify and hold B&W harmless from any taxes, duties or governmental charges assessed against the Consultant resulting from any payments or Services rendered under this Agreement.

3.4	Upon any termination of the Term pursuant to Section 7, no further payments of the fees and expenses set forth in this Section 3 shall accrue or otherwise be payable other than (i) the consulting fees for the month in which the date of termination occurs and (ii) the reimbursement of any reasonable out-of-pocket costs incurred by Consultant in connection with the performance of the Services prior to the date of such termination, in each case to the extent not previously paid.

4.	Term – The term of Consultant’s services to the Company under this Agreement shall commence on September 20, 2024 (the “Commencement Date”) and shall continue until December 31, 2028 (the “Term”). Either party may terminate the Term upon thirty (30) days’ advance written notice to the other party. B&W has the right to terminate the Term without further liability or obligation on the part of B&W should the Consultant breach any of the covenants of this Agreement and fail to cure such breach to the reasonable satisfaction of the Company within 10 days following Consultant’s receipt of the Company’s notice describing such breach with specificity. If cure of such breach cannot reasonably be effected by the Consultant within such 10-day period, the Consultant shall deliver to the Company a plan reasonably calculated to cure such breach within a reasonable timeframe. If the Consultant fails to diligently carry out such plan and cure such breach as provided in this Agreement. If B&W terminates the Term for any reason other than the Consultant’s breach, that is not cured as defined above, of any of the covenants of this Agreement, B&W must nevertheless continue to pay the Consultant the consulting fee set forth in Section 3.1 on a monthly basis throughout the remainder of the Term.

5.	Inventions, Discoveries or Improvements and Copyrights –

5.1	The Consultant shall report in writing to B&W the details of every invention, discovery or improvement (whether patentable or not) (“Inventions”) made or conceived by the Consultant alone or in conjunction with others relating to subjects or matters referred to in Section 1 of this Agreement, or relating to, arising out of, or emanating from Services rendered under this Agreement. The Consultant shall assist B&W and/or its nominee in obtaining patents covering said Inventions in any and all countries, and shall execute or have executed all papers needed in applying for and obtaining any such patents, and shall sign and deliver instruments of assignments of such patents to B&W, all as requested by B&W. If the Consultant is an inventor or co-inventor of any such patent, Consultant shall be named on such patent; however, all Inventions (whether patented or not) shall be and shall remain the property of B&W.

5.2	Consultant hereby assigns and agrees to assign to B&W all of his rights, title, and interest in and to all Inventions conceived or reduced to practice during the term of this Agreement and for one year thereafter all applications for U.S. and foreign letters patent disclosing such Inventions and all U.S. and foreign patents granted upon such Inventions.

5.3	All work prepared by the Consultant for B&W, whether textual, graphic, electronic or otherwise is work for hire (“Work”). In consideration of fees paid under this Agreement and other good and valuable consideration, Consultant assigns to B&W all Consultant’s interest in the Work and in any copyright that may exist thereon if done for B&W for the purposes of fulfilling the obligations of Consultant under this Agreement, together with the right to secure renewals, reissues, and extensions of any such copyright. Such interest and right shall be held to the full end of the term for which the copyright or any renewal or extension thereof is or may be granted.

6.	Security and Non-Disclosure of Information –

6.1	The Consultant acknowledges that the Consultant will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, any trade secrets, technology, information pertaining to business operations and strategies, customers, pricing, and marketing, finances, sourcing, personnel or operations of the Company, its affiliates or their suppliers or customers, in each case whether spoken, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). During the term of this Agreement and for the two (2) year period thereafter, Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services.

6.2	Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than through Consultant’s breach of this Agreement;

(b)	is communicated to Consultant by a third party that, to Consultant’s knowledge, had no confidentiality obligations with respect to such information;

(c)	is developed by Consultant without use of or reference to the Confidential Information; or

(d)	is required to be disclosed by law, including without limitation, pursuant to the terms of a court order; provided that Consultant has given B&W prior notice of such disclosure and an opportunity to contest such disclosure.

6.3	The Consultant shall not, [during such term], aid any individual or organization in competition with B&W regarding matters or subjects similar or related to those either referred to in Section 1 of this Agreement, or dealt with in furnishing the Consultant’s Services. Consultant agrees that during the term of this Agreement the Consultant will refrain from performing any act or engaging in any course of conduct which has or may reasonably have the effect of demeaning the name or business reputation of B&W or affects adversely or may reasonably affect adversely B&W’s best interest, economic or otherwise.

6.5	Pursuant to the Defend Trade Secrets Act of 2016, the Consultant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, the Company and its affiliates will not retaliate against the Consultant in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and the Consultant files any type of proceeding against the Company or any of its affiliates alleging that the Company or one of its affiliates retaliated against the Consultant because of the Consultant’s disclosure, the Consultant may disclose the relevant trade secret to the Consultant’s attorney and may use the trade secret in the proceeding if (i) the Consultant files any document containing the trade secret under seal, and (ii) the Consultant does not otherwise disclose the trade secret except pursuant to court or arbitral order.

7.	Compliance with Law and Ethics; Governing Law and Forum Selection - The Consultant shall comply with all applicable laws (“Laws”) and regulations in the course of the Consultant’s activities and Services on B&W’s behalf.

7.1	This Agreement shall be constructed and governed under the laws of the State of Ohio, U.S.A, without regard to its conflict of law principles. The Parties agree that any action arising out of the Parties’ relationship to enforce this Agreement shall be brought in a court of competent jurisdiction in either Summit County, Ohio or the United States District Court for the Northern District of Ohio. Each party hereto consents to the personal jurisdiction and venue of the federal and state courts with jurisdiction in Summit County, Ohio, or in the U.S. District Court for the Northern District of Ohio for a resolution of all disputes arising out of the construction, interpretation, or enforcement of any term or provision of this Agreement, and each party hereby waives the claim or defense that such courts constitute an inconvenient forum.

7.2	Consultant acknowledges, and agrees to comply with, B&W’s commitment that all business activities be conducted ethically, with integrity, and in full compliance with both the letter and the spirit of the Laws and regulations applicable to those activities. This commitment applies without limitation to the award of contracts/subcontracts on an impartial/competitive basis, personal business conduct, internal control systems, the giving/receiving of gifts, and correct documentation and registration of financial accounts. No employee of B&W is authorized to ask Consultant to operate on B&W’s behalf in an illegal manner or in contrast with B&W’s business-conduct policies. Should Consultant ever receive, directly or indirectly from any B&W representative, a request that Consultant believes is contrary to the provisions of this Section, Consultant shall immediately notify B&W’s general counsel.

7.3	Consultant acknowledges receipt of a copy of The Babcock & Wilcox Company Code of Business Conduct (also available online at http://ethics.babcock.com/cobclanding.asp) and The Babcock & Wilcox Company Supplier Code of Conduct (also available online at http://www.babcock.com/en/about/-/media/95a538b756aa4c17be46f70fd3cd75b4.ashx) (the “Codes”), and Consultant acknowledges that the Consultant has reviewed and understands the Codes and will comply with same in all respects throughout the term of the Agreement. Upon request, the Consultant shall certify acknowledgement of receipt, review, understanding, and compliance with these Codes. In the event that B&W reasonably believes that Consultant has violated the standards and requirements set forth in either of the Codes, B&W may terminate the Term with no further liability of any nature whatsoever to the Consultant hereunder.

7.4	Without limiting the generality of the foregoing or the effect of any other provision of the Agreement, and to the extent Consultant performs any of Work or Services or obtains any of the Goods required under the Agreement in or from a foreign country: (a) Consultant represents and warrants that the Consultant is familiar with the Foreign Corrupt Practices Act, as amended, (the “FCPA”). Consultant further represents that, in particular, the Consultant is familiar with the prohibitions of the FCPA against paying or giving anything of value, either directly or indirectly, to foreign officials, candidates or political parties for the purpose of securing any improper advantage for a company, including assisting a company in obtaining or retaining business; and (b) Consultant may not make any offer, payment, promise to pay, gift, or promise to give monies or anything of value; nor authorize any such offer, payment, promise to pay, gift, or promise to give by anyone acting for or on behalf of Consultant or B&W; to any government official, any political party or official thereof, any candidate for political office, any official of a public international organization, or any other person that is contrary to the provisions of the FCPA, as amended.

7.5	Consultant acknowledges that the representations and warranties provided in this clause are material to this Agreement. B&W may terminate the Term at any time, without any liability or obligations to Consultant, if Consultant has materially violated any provisions of this Section. Any action by Consultant which constitutes a violation of this Section, or a, will result in immediate termination of the Term without further liability or obligation of B&W.

8.	Indemnification; Insurance; Limitation of Liability –

8.1	On or promptly after the commencement of the Term, the Company shall offer the Consultant a Director and Officer Indemnification Agreement in the same form as currently in place with the Company’s other directors and executive officer generally.

8.2	B&W will use its reasonable best efforts to assure that the Consultant will be covered as an officer under the Company’s existing director and officer liability insurance policy. B&W will give thirty (30) days prior written notice to the Consultant of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy. The Company will use reasonable best efforts to assure that such insurance coverage for the Consultant is maintained for a period of not less than six (6) years following the date of the termination of the Term.

9.	Disclaimer of Damages - In no event shall B&W be liable to Consultant for special, indirect, incidental, punitive, or consequential damages whether arising from tort (including strict liability), breach of contract or other theory of law or equity.

10.	Warranty - Consultant warrants to B&W that all Services and work product performed hereunder will be of good quality and workmanship, and be completed and performed in accordance with generally accepted, industry standards and practices. Consultant further warrants that any work product produced, delivered or provided by Consultant to B&W: (i) is and/or will be the original work of Consultant alone and is and/or will be developed pursuant to this Agreement; and (ii) does and/or will not, in whole or in part, infringe any patent, copyright, trade secret, or other proprietary right of any third party.

11.	Miscellaneous Matters –

11.1	All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or email of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this section.

11.2	Failure on the part of either party (the “first party”) to insist on strict compliance by the other with any provisions of this Agreement shall not constitute a waiver of the other party’s obligations in respect thereof, or of the first party’s right hereunder to require strict compliance therein in the future.

11.3	This Agreement sets forth the entire understanding of the parties as to the matters included herein.

11.4	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but this provision shall not be construed as allowing B&W or Consultant to convey or assign its rights or obligations hereunder without the prior written consent of the other party.

11.5	The obligations set forth in this Agreement are severable and divisible, and any clause or portion not enforceable thereof shall not cause the remainder of such clause or of the other obligations contained herein from being enforceable.

11.6	Consultant affirms and recognizes that this Agreement has been executed in good faith and that the Consultant’s obligations are compatible with the compensation as set forth in Section 3 hereof.

11.7	This Agreement may be executed in counterparts (including electronically transmitted counterparts), each of which is deemed an original and which together constitute one and the same instrument.

11.8	This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

11.9	This Agreement is intended to comply with Section 409A of the Internal Revenue Code so as to not result in any tax, penalty or interest thereunder, and shall be construed and interpreted consistent with such intent.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date last signed below.

Babcock & Wilcox Enterprises, Inc.		OpenSky LLC

By:	/s/ John J. Dziewisz	By:	/s/ Kenneth M. Young

Name:	John J. Dziewisz	Name:	Kenneth M. Young
	(print or type)		(print or type)

Title:	Executive Vice President, General Counsel and Corporate Secretary	Title:	Independent Contractor

Date Signed:	09/20/2024	Date Signed:	09/20/2024

8